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                                                                   EXHIBIT 10.13

                           CHANGE OF CONTROL AGREEMENT

      THIS AGREEMENT (the "Agreement") is made as of this first day of March, 2006 ("Effective Date"), among Rurban Financial Corp. ("RFC"), an Ohio business corporation having a place of business at 401 Clinton Street, Defiance, Ohio, and Duane L. Sinn, individually ("Executive"), an Executive.

      WITNESSETH: The Executive previously entered into an agreement describing amounts payable upon a change of control ("Prior Agreement"), which agreement is superseded and replaced by this Agreement.

      WHEREAS, RFC is a registered bank holding company; and

      WHEREAS, any reference to "Corporation" in this Agreement shall mean RFC; and

      WHEREAS, the Executive is employed by the Corporation as Executive Vice President and Chief Financial Officer; and

      WHEREAS, it is the consensus of the board of directors of RFC that the Executive's services to the Corporation in the past have been of exceptional merit and have constituted an invaluable contribution to the general welfare of the Corporation and in bringing it to its present status of operating efficiency and its present position in its field of activity; and

      WHEREAS, the experience of the Executive, his knowledge of the affairs of the Corporation, his reputation and contacts in the industry are so valuable that assurance of his continued services is essential for the future growth and profits of the Corporation and it is in the best interest of the Corporation to arrange terms of continued employment for the Executive so as to reasonably ensure his remaining in the Corporation's employment; and

      WHEREAS, this Agreement will become operative only upon a Change of Control (as defined herein); and

      WHEREAS, the purpose of this Agreement is to define certain severance benefits that will be paid in the circumstances described in the Agreement by the Corporation or the entity resulting from a Change of Control or succeeding to RFC's interests as a result of a Change of Control (the Corporation or such successors are referred to in this Agreement as the "Change Entity"), but is not intended to affect, nor does it affect, the terms of the Executive's status as an employee at will; and

      WHEREAS, the Corporation believes that the Executive will play a critical role in any Change of Control; and

      WHEREAS, the Corporation does not believe that the Executive should be forced to sacrifice his financial security in order to fulfill his responsibilities to the Corporation's Shareholders;

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      NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained the parties agree to following terms and conditions:

      1. TERM. The Term of this Agreement shall be from the Effective Date through the end of the 36th consecutive calendar month beginning on or immediately after the Effective Date. However, and unless the Corporation notifies the Executive in writing to the contrary at least 90 days before the end of the 12th consecutive calendar month beginning after the Effective Date (and, thereafter, anniversaries of the Effective Date) the Term of this Agreement will automatically be extended for an additional 12 calendar month period. However, no such notice of nonrenewal may be delivered during any Protection Period and this Agreement will not expire (except as specifically provided below) and will remain in effect throughout any Protection Period regardless of whether that Protection Period ends after the date the Agreement otherwise would expire. Notwithstanding the foregoing, this Agreement will terminate on the earliest of the following to occur:

            (a) The Executive's employment terminates before the beginning of the Protection Period;

            (b) Before the beginning of a Protection Period, the Executive is reassigned to a more junior position than that held on the date of this Agreement; however, if the more junior position is in an employee classification, the majority of whose members have change of control agreements, this Agreement will remain in effect, although benefit levels will automatically be adjusted to the level established under those agreements;

            (c) The Executive agrees, in writing, to terminate this Agreement, whether or not it is replaced with a similar agreement; or

            (d)   All payments due under this Agreement have been fully paid.

      2. DEFINITION OF CAUSE. The term "Cause" shall be defined, for purposes of this Agreement, as the occurrence of one or more of the following:

            (a) The willful failure by the Executive to substantially perform his duties hereunder (other than a failure attributable to an event that constitutes Good Reason or resulting from Executive's incapacity because of death or disability), after notice from the Corporation, and a failure to cure such violation within twenty (20) days of said notice;

            (b) The willful engaging by the Executive in misconduct injurious to the Corporation or the Change Entity;

            (c) Dishonesty, insubordination or gross negligence of the Executive in the performance of his duties;

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            (d)   Executive's breach of fiduciary duty involving personal
                  profit;

            (e) Executive's violation of any law, rule or regulation governing issuers of publicly traded securities or banks or bank officers or any regulatory enforcement actions issued by a regulatory authority against the Executive;

            (f) Conduct on the part of Executive which brings public discredit to the Corporation or the Change Entity and, if the effect may be cured, a failure to cure within twenty (20) days of the date said notice is delivered to the Executive;

            (g) Executive's conviction of, or plea of guilty or nolo contendre to, a felony (including conviction of or plea of guilty or nolo contendre to a misdemeanor that was originally charged as a felony but was reduced to a misdemeanor as a result of a plea bargain), crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of twenty (20) consecutive days or more;

            (h) An act by the Executive affecting any of the Corporation's or the Change Entity's employees, customers, business associates, contractors or visitors that an independent third party decides, after reasonable investigation, constitutes unlawful discrimination or harassment or violates the Corporation's or the Change Entity's policy concerning discrimination or harassment;

            (i) Executive's theft or abuse of the Corporation's or the Change Entity's property or the property of the Corporation's or the Change Entity's customers, employees, contractors, vendors or business associates;

            (j) The direction or recommendation of a state or federal bank regulatory authority to remove Executive from his positions with Corporation or the Change Entity;

            (k) Executive's willful failure to follow the good faith lawful instructions of the board of directors of Corporation or of the Change Entity with regard to its operations, after written notice and, if the event may be cured, a failure to cure such violation within twenty (20) days of the date said notice is delivered to the Executive;

            (l) Material breach of any contract or agreement that Executive entered with Corporation or the Change Entity, including breach of any of the obligations described in Sections 9 and 11 and, if the breach may be cured, a failure to cure such breach within twenty (20) days of the date said notice is delivered to the Executive;

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            (m)   Unauthorized disclosure of the trade secrets or confidential information (as defined in below) of Corporation, the Change Entity or any of their affiliates, trade partners or vendors;

            (n) Any intentional cooperation with any party attempting to effect a Change of Control unless (i) the Corporation's board of directors has approved or ratified that action before the Change of Control or (ii) that cooperation is required by law.

However, Cause will not arise solely because the Executive is absent from active employment during periods of vacation, consistent with the Corporation's or the Change Entity's applicable vacation policy or other period of absence initiated by the Executive and approved by the Corporation or the Change Entity.

Also, if, after the Executive terminates employment, the Corporation or the Change Entity learn that the Executive has actively concealed conduct or an event that, if discovered before employment terminated, would have constituted "Cause," the provisions of Section 8(a) will be applied retroactively to the date the Executive terminated employment and the Corporation or the Change Entity may recover any and all amounts paid to the Executive (or to his or her beneficiaries) under this Agreement.

The term "Confidential Information" shall mean any and all information (other than information in the public domain) related to the Corporation's or the Change Entity's or any Related Entity's business, including all processes, inventions, trade secrets, computer programs, technical data, drawings or designs, information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning methods and manner of operations and information relating to the identity and location of all past, present and prospective customers and suppliers.

      3. DEFINITION OF GOOD REASON. For purposes of this Agreement, the term "Good Reason" shall mean any of the following which occur during the Protection Period, to which the Executive has not consented in writing:

            (a) The assignment of duties and responsibilities inconsistent with Executive's status as Chief Financial Officer of the Corporation, unless the Executive has simultaneously been promoted to a more senior position and has been assigned substantive duties normally associated with that new position;

            (b) A reassignment which requires Executive to move his office more than fifty (50) miles from the location of Corporation's principal executive office as existing on the first day of the Protection Period;

            (c) Any reduction in the Executive's Annual Direct Salary as in effect on the date hereof or as the same may be increased from time to time, except such reductions that are the result of a national financial depression, or

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                  national or bank emergency when such reduction has been
                  implemented for the Corporation's or the Change Entity's senior management, as a group;

            (d) Any action that would materially reduce the employee benefits enjoyed by the Executive on the first day of the Protection Period unless such reduction is part of a reduction applicable to all employees;

            (e) Any attempt by the Corporation or the Change Entity to amend or terminate this Agreement without regard to the procedures described in Section 16;

            (f) Failure at any time during the Protection Period to obtain an assumption of RFC's or the Change Entity's obligations under this Agreement by any successor to any of them, regardless of whether such entity becomes a successor to RFC or the Change Entity as a result of a merger, consolidation, sale of assets or any other form of reorganization; and

            (g)   Any unsuccessful attempt to terminate the Executive for Cause.

      4. DEFINITION OF CHANGE OF CONTROL. For purposes of this Agreement, the term "Change of Control" shall mean the earliest of any of the following:

            (a) Of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Securities Exchange Act of 1934, as amended (the "Act");

            (b) A merger or consolidation of RFC with or purchase of all or substantially all of RFC's assets by another "person" or group of "persons" (as such term is defined or used in Sections 3.13(d), and 14(d) of the Act) and, as a result of such merger, consolidation or sale of assets, less than a majority of the outstanding voting stock of the surviving, resulting or purchasing person is owned, immediately after the transaction, by the holders of the voting stock of the Corporation before the transaction, regardless of when or how their voting stock was acquired;

            (c) Any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes through any means a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of RFC representing 50% or more of the combined voting power of RFC's then outstanding securities eligible to vote for the election of RFC's board of directors;

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            (d)   Any "person" as defined above, other than the Corporation, the
                  Executive or RFC's ESOP, is or becomes the "beneficial owner" (as defined in Rule 13 d-3 and Rule 13 d-5, or any successor rule or regulation, promulgated under the Act), directly or indirectly, of securities of RFC which represent twenty-five percent (25%) or more of the combined voting power of the securities of RFC, then outstanding but disregarding any securities with respect to which that acquirer has filed SEC
                  Schedule 13G indicating that the securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, RFC's management or policies, unless and until that entity or person files SEC Schedule 13D, at which point this exception will not apply to such securities, including those previously subject to a SEC Schedule 13G filing;

            (e) Individuals who, on the Effective Date, constituted the board of directors of RFC (the "Incumbent Directors") cease for any reason to constitute at least a majority of the members of RFC's board of directors; provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of RFC in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; and further provided, however, that no individual elected or nominated as a director of RFC initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than RFC's board of directors shall ever be deemed to be an Incumbent Director; and

            (f) Any other change of control of the Corporation similar in effect to any of the foregoing.

If more than one event that constitutes a Change of Control occurs during a Protection Period, the Executive shall be entitled to the amount that equals the largest after-tax amount generated by any of the Changes of Control.

Notwithstanding any other provision of this Agreement, the Executive will not be entitled to any amount under this Agreement if he/she acted in concert with any person or group (as defined above) to effect a Change of Control, other than at the specific direction of the board of directors and in his/her capacity as an employee of the Corporation.

      5. DEFINITION OF DATE OF THE CHANGE OF CONTROL. For purposes of this Agreement, the "Date of the Change of Control" shall mean the date the first of any of the events described in Section 4 occurs.

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      6. DEFINITION OF ANNUAL DIRECT SALARY. For purposes of this Agreement,
Annual Direct Salary shall be defined as the highest base salary paid to the Executive for any calendar month during the 36-consecutive-calendar-month period ending on or immediately before the date on which it is being calculated, multiplied by 12. Annual Direct Salary will be determined without including any employee or fringe benefits, bonuses, incentives or other compensation (other than base salary) paid or earned during the calculation period.

      7. PROTECTION PERIOD. For purposes of this Agreement, Protection Period shall be defined as (a) the period beginning on the first date the Corporation's board of directors learns of an event that, if completed, would result in a Change of Control and ending on the last day of the twelfth complete calendar month beginning after the Change of Control or, if longer, (b)(i) 60 days after the date the Executive learns of an event within the definition of Good Reason and that arose or occurred during the Protection Period (as defined in Section 7(a)) and which the Corporation or the Change Entity concealed or (ii) 60 days after the conclusion of an unsuccessful attempt to terminate the Executive for Cause.

      8. PAYMENTS UPON TERMINATION. Subject to applicable restrictions arising under Section 4094 of the Internal Revenue Code of 1986, as amended ("Code"):

            (a) If Executive's employment is terminated for Cause or Executive voluntarily terminates his employment without Good Reason, as defined herein, all rights of the Executive under this Agreement shall cease as of the effective date of such termination, except that Executive (i) shall be entitled to receive accrued salary through the date of such termination and (ii) shall be entitled to receive the payments and benefits to which he is then entitled under the employee benefit plans of the Corporation or the Change Entity as of the date of such termination.

            (b) If the Executive is involuntarily terminated (other than for Cause) in connection with a Change of Control (or an event associated with a Change of Control) during a Protection Period or the Executive voluntarily terminates employment for Good Reason during a Protection Period, then the Corporation or the Change Entity shall:

                  (i) Within thirty (30) days of the Executive's termination of employment, pay to the Executive a lump sum cash amount equal to two(2) times the Executive's Annual Direct Salary, subject to applicable withholdings and taxes; and

                  (ii) Provide to the Executive (and the Executive's family, if applicable and if the Executive had elected family coverage as of the day before the date employment terminated) for a period of two (2) years continued health care, life insurance and disability insurance coverage provided, on behalf of Executive, at the same level (both separately with respect to each line of coverage and in the aggregate) and subject to the same terms that were in effect on the

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                        first day of the Protection Period. These benefits will
                        be provided under the insured arrangements maintained for active employees without cost to the Executive. However, if the Corporation or the Change Entity is unable to provide these benefits to the Executive through an insured arrangement maintained for active employees and with the same tax consequences available to active employees ("Equivalent Coverage"), the Corporation or the Change Entity, whichever is appropriate, will distribute to the Executive additional cash equal to the Executive's cost of procuring Equivalent Coverage ("Premium Burden"), plus an additional cash amount sufficient to ensure that after all applicable federal, state and local income, employment, wage and excise taxes (including those imposed under Section 4999 of the Internal Revenue Code with respect to this amount), the Executive has remaining cash equal to the Premium Burden. Collectively, the gross-up described in the preceding sentence and the Premium Burden are referred to as the Welfare Benefit Replacement Cost. The Executive agrees to make available to the Corporation or the Change Entity any information reasonably necessary to calculate the cost of this gross-up.

The Executive also will be entitled to receive any other payments or benefits to which he is then entitled under the terms of any other contract, arrangement, agreement, plan or program in which he is or has been a participant.

      9. NON-COMPETE.

            (a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation. Accordingly, Executive agrees that if a Change of Control occurs and provided that Executive receives the payments described in Section 8(a) or (b), whichever is appropriate, of this Agreement, then in consideration of this benefit during and for two (2) year(s) following termination of Executive's employment with Corporation, or, if applicable, with the Change Entity ("Non-Competition Period") Executive shall not:

                  (i) Provide financial or executive assistance to any person, firm, corporation or enterprise engaged in (1) the banking or financial services industry (including bank holding company), or (2) any other activity in which Corporation engaged on the Date of the Change of Control, within fifty (50) miles of the Corporation's Main Office (the "Non-Competition Area"); or

                  (ii) Directly or indirectly contact, solicit or induce any person, corporation or other entity who or which is a customer or referral source of Corporation during the term of Executive's employment or on the date of termination of Executive's employment, to

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                        become a customer or referral source for any person or
                        entity other than Corporation or, if applicable, the Change Entity; or

                  (iii) Directly or indirectly solicit, induce or encourage any employee of Corporation or its subsidiaries or, if applicable, the Change Entity or its subsidiaries, who is employed during the term of Executive's employment or on the date of termination of Executive's employment, to leave the employ of Corporation or its subsidiaries or, if applicable, the Change Entity or its subsidiaries or to seek, obtain or accept employment with any person or entity other than Corporation or its subsidiaries or, if applicable, the Change Entity or its subsidiaries.

            (b) It is expressly understood and agreed that, although Executive and RFC consider the restrictions contained in Section 9(a) reasonable for the purpose of preserving for Corporation and, if applicable, the Change Entity, its good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the Non-Competition Area, the Non-Competition Period or any other restriction contained in Section 9 is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 9 shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

            (c) The existence of any immaterial claim or cause of action of the Executive against Corporation or, if applicable, the Change Entity, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Corporation of this covenant. The Executive agrees that any breach of the restrictions set forth in this Section 9 will result in irreparable injury to Corporation or, if applicable, the Change Entity, for which it will have no adequate remedy at law and the Corporation or, if applicable, the Change Entity, shall be entitled to injunctive relief in order to enforce the provisions hereof and/or seek specific performance and damages.

Prior to the application of Section 10, the Corporation and/or the Change Entity will make reasonable efforts to allocate to value the undertaking described in this section and to allocate to that calculation the maximum amount due under
Section 8.

      10. GOLDEN PARACHUTE PROVISIONS. Notwithstanding any provision in this Agreement to the contrary (other than Sections 8(b)(ii), 19 and 23 which will apply under the circumstances described in those sections and below), if, as of the date of the Change of Control, the Change Entity (after consulting with an independent accounting or compensation consulting company) ascertains that the compensation and benefits provided to the Executive pursuant to or under this Agreement (other than the Welfare Benefit Replacement Cost as

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defined in Section 8(b)(ii) or the amounts described in Section 19 and/or 23, either alone or when combined with other compensation and benefits received by the Executive, would constitute "parachute payments" within the meaning of
Section 280G of the Code, or the regulations adopted thereunder, then the compensation and benefits payable pursuant to or under this Agreement (other than the Welfare Benefit Replacement Cost and the amounts described in Sections 19 and 23) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code ("Excise Taxes"). The Executive or any other party entitled to receive the compensation or benefits hereunder may request a determination as to whether the compensation or benefit would constitute a parachute payment and, if requested, such determination shall be made by an independent accounting or compensation consulting company (other than the entity described in the first sentence of this section) selected by the Change Entity and approved by the party requesting such determination, the fees of which will be borne solely by the Change Entity. In the event that any reduction is required under this Section 10, the Executive may select which compensation and benefits shall be reduced and the Executive's decision will be binding.

      If the Internal Revenue Service subsequently and finally decides that the amount of compensation and benefits (including after the reduction applied under this Section 10) will generate Excise Taxes on compensation and benefits (other than the Welfare Benefit Replacement Cost and those amounts described in Sections 19 and 23), the Executive will immediately remit an additional amount to the Change Entity equal to the difference between the amount paid (other than the Welfare Benefit Replacement Cost and those amounts described in Sections 19 and 23) and the amount paid (other than the Welfare Benefit Replacement Cost and those amounts described in Sections 19 and 23). Also, the Executive agrees to promptly notify the Change Entity of an assessment or inquiry from the Internal Revenue Service relating to payments under this Agreement that would, if made final, result in imposition of an Excise Tax and also agrees to cooperate with the Change Entity in resisting any Excise Tax assessment. However, the Change Entity will have complete control over resolution of any claim by the Internal Revenue Service that might generate an Excise Tax (although it will have no dispositive power over any other tax matter that may be subject to the same audit) and the Corporation will bear all costs associated with that effort.

      11. UNAUTHORIZED DISCLOSURE. During the term of Executive's employment, or at any later time, the Executive shall not, without the written consent of the board of directors of the Corporation (or, if applicable, the Change Entity) or a person authorized by them knowingly use or disclose to any person, other than an authorized employee of the Corporation (or, if applicable, the Change Entity), or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of Corporation (or, if applicable, the Change Entity), any material Confidential Information obtained by him while in the employ of Corporation (or, if applicable, the Change Entity) with respect to any of the services, products, improvements, formulas, designs or styles, processes, customers, customer lists, methods of business or any business practices of Corporation (or, if applicable, the Change Entity) or affiliates, the disclosure of which could be or will be damaging to Corporation (or, if applicable, the Change Entity) or affiliates; provided, however, that Confidential Information shall not include any information known generally to the

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public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Corporation or its subsidiaries or affiliates or any information that must be disclosed as required by law.

      12. NO EMPLOYMENT CONTRACT. This Agreement is not an employment contract. Nothing contained herein shall guarantee or assure Executive of continued employment by Corporation or the Change Entity.

      13. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

                If to the Executive:            Duane L. Sinn

                                                /s/ Duane L. Sinn
                                                _____________________________

                If to the Corporation:          Rurban Financial Corp,
                                                Human Resource Director
                                                401 Clinton Street
                                                Defiance, OH  43512

                If to the Change Entity         At the address provided

or to such other address as Executive, Corporation or the Change Entity may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      14. SUCCESSORS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the Corporation, the Change Entity and Executive, their respective personal representatives, heirs, assigns or successors; provided, however, that the Executive may not commute, anticipate, encumber, dispose of or assign any payment herein except as specifically set forth in Sections 14 and 24(e) of this Agreement.

      15. SEVERABILITY. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

      16. WAIVER; AMENDMENT. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer designated by the boards of directors of Corporation or the Change Entity. No waiver by either party, at any time, of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed

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by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement may be amended or canceled only by mutual agreement of the parties in writing.

      17. PAYMENT OF MONEY DUE DECEASED/DISABLED EXECUTIVE. Subject to the last sentence of this section, if Executive dies or develops a permanent disability while employed, Corporation will have no obligations under this Agreement to Executive after such event and this Agreement shall terminate. For purposes of this Agreement, permanent disability shall mean a physical or mental impairment that renders Executive incapable of performing the essential functions of his job, on a full-time basis, even taking into account any reasonable accommodation required by law, as determined by a physician who is selected by the agreement of Executive and Corporation, for a period greater than 180 days. However, any amounts or benefits that become due under Section 8 on account of an event occurring before the Executive dies or becomes disabled will continue to be due and will be unaffected by the Executive's death or disability.

      18. LIMITATION OF DAMAGES FOR BREACH OF AGREEMENT. In the event of a breach of this Agreement, by the Corporation, the Change Entity or the Executive, each hereby waives to the fullest extent permitted by law the right to assert any claim against the others for punitive or exemplary damages. In no event shall any party be entitled to the recovery of attorney's fees or costs.

      19. ARBITRATION. Corporation and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement, except for any claims brought by Corporation for equitable relief or an injunction to enforce the restrictive covenants contained in Section 9, are to be submitted for resolution, in Defiance County, Ohio to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules"). Corporation or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Corporation and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the State of Ohio, but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Corporation and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

The Corporation or the Change Entity will bear all reasonable costs associated with any dispute arising under this Agreement, including reasonable accounting and legal fees incurred by the Executive in connection with the arbitration proceedings just described. If it is subsequently

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determined that payment of these costs are excess parachute payments, the
Corporation or the Change Entity will fully gross-up the Executive for the income, wage, employment and excise taxes associated with that payment so that, after all applicable federal, state and local, income, wage, employment and excise taxes (plus any assessed interest and penalties), the Executive will have incurred no liability (either for these fees or the taxes just listed) with respect to the matters encompassed in this section.

If otherwise due, payments not being contested under the procedures described in this section will not be deferred during the pendency of procedures described in this section.

      20. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law principles.

      21. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      22. HEADINGS. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

      23. LEGAL FEES. The Corporation or the Change Entity shall pay all reasonable legal, accounting and actuarial fees and expenses incurred by the Executive in enforcing any right or benefit provided by this Agreement. If it is subsequently determined that payment of these fees are excess parachute payments, the Change Entity will fully gross-up the Executive for the income, wage, employment and excise taxes associated with that payment so that, after all applicable federal, state and local, income, wage, employment and excise taxes (plus any assessed interest and penalties), the Executive will have incurred no liability (either for these fees or the taxes just listed) with respect to the matters encompassed in this section.

      24. MISCELLANEOUS.

            (a) Except as expressly provided in this Agreement, the Executive's right to receive the payments described in this Agreement will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any other plan, agreement or arrangement.

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            (b)   The Executive is not required to mitigate the amount of any payment described in this Agreement by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefits the Executive earns, or is entitled to receive, in any capacity after termination or by reason of the Executive's receipt of or right to receive any retirement or other benefits attributable to employment.

            (c) Except as expressly provided elsewhere in this Agreement, the amount of any payment made under this Agreement will be reduced by amounts the Employer is required to withhold in payment (or in anticipation of payment) of any income, wage or employment taxes imposed on the payment.

            (d) The right of an Executive or any other person to receive any amount under this Agreement may not be assigned, transferred, pledged or encumbered except by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber any amount that is or may be receivable under this Agreement will be null and void and of no legal effect. However, this section will not preclude payment under
                  Section 17 of any benefit to which a deceased Executive is entitled.

            (e) Subject to the preceding subsection (d), this Agreement inures to the benefit of and may be enforced by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

            (f) If the Executive's employment relationship shifts between the Corporation and any related entity before a Change of Control or after a Change of Control, between the Change Entity and any entity related to the Change Entity and there has been no intervening termination, this Agreement will remain in full force and effect and for all purposes of this Agreement, the Executive's new employer will be substituted for the Executive's prior employer.

            (g) If the Executive's employer is no longer related to RFC, whether or not as part of a transaction that constitutes a Change of Control, this Agreement will remain in full force and effect. However, the Executive will not be entitled to any amount under this Agreement on account of a Change of Control that solely affects RFC after that transfer and is not part of the same transaction through which the employer stopped being related to RFC.

      25. ENTIRE AGREEMENT. This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties (including such agreement with any subsidiary of RFC) with respect to payments upon termination after a Change of Control, and

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this Agreement contains all the covenants and agreements between the parties with respect to same.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and, in the case of the Corporation, by its authorized representatives the day and year above mentioned.

ATTEST:                              RURBAN FINANCIAL CORP.

/s/ Valda L. Colbart                 By /s/ Kenneth A. Joyce
--------------------------              ----------------------------------

                                     Kenneth A. Joyce

Date 3-9-06                          Date 3/9/06


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WITNESS:                             EXECUTIVE:

/s/ Valda L. Colbart                 By /s/ Duane L. Sinn
-------------------------------         ----------------------------------
                                     Duane L. Sinn

Date 3-9-06                          Date 3-9-06

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